Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of March 13, 2020, is made and entered into by and among Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (together with its successors, the “Sponsor”), Legacy Acquisition Corp., a Delaware corporation (“Legacy”), and Blue Valor Limited, a company incorporated in Hong Kong (“Blue Valor”). Sponsor, Legacy and Blue Valor shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Share Exchange Agreement (as defined below).

WHEREAS, Legacy and Blue Valor entered into that certain Amended and Restated Share Exchange Agreement, dated as of December 2, 2019 (the “Amended and Restated Share Exchange Agreement”), as amended by that certain First Amendment to the Amended and Restated Share Exchange Agreement, dated as of the date hereof (the “Amendment,” and the Amended and Restated Share Exchange Agreement as amended by the Amendment is referred to herein as the “Share Exchange Agreement”); and

WHEREAS, the Share Exchange Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Amendment, whereby Sponsor shall assign and transfer certain of its equity interests in Legacy to Legacy and agree to certain covenants and agreements related to the transactions contemplated by the Share Exchange Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Representations and Warranties. The Sponsor represents and warrants to Legacy and Blue Valor that the following statements are true and correct:

(a) The Sponsor has the requisite limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes a valid, legal and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms.

(b) The Sponsor is the record owner of all of the outstanding shares of Legacy’s Class F Common Stock (the “Sponsor Shares”) and 17,500,000 warrants to purchase shares of Legacy’s Class A Common Stock at a price of $11.50 per share (the “Sponsor Warrants”) as of the date hereof, which constitutes all of the equity securities in Legacy held by Sponsor as of the date hereof. Immediately prior to the Closing, all of the Equity Reduction Shares (as defined herein) will be owned of record by the Sponsor, and all other Sponsor Shares and Sponsor Warrants will be owned of record by Sponsor or its direct or indirect equityholders, which Equity Reduction Shares, such other Sponsor Shares and Sponsor Warrants owned of record by the Sponsor and any other equity securities of Legacy acquired by the Sponsor in accordance with Section 3(c) hereof will constitute all of the equity securities in Legacy held by Sponsor as of immediately prior to the Closing. The Sponsor has, or will have as of the date hereof and immediately prior to giving effect to the transactions occurring on the Closing Date, as applicable, valid, good and marketable title to the Equity Reduction Shares, free and clear of all Liens (other than Liens pursuant to this Agreement or any other Additional Agreements and transfer restrictions under applicable Law or under the certificate of incorporation or bylaws of Legacy). Except for this Agreement, the Sponsor is not party to any option, warrant, purchase right, or other contract or commitment that could require the Sponsor to sell, transfer, or otherwise dispose of the Equity Reduction Shares. Except as disclosed in the Purchaser SEC Documents at least one day prior to the date hereof or as provided in this Agreement, the Share Exchange Agreement, or the Additional Agreements, the Sponsor is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Sponsor Shares or the Sponsor Warrants. Neither the Sponsor, nor any transferees of any equity securities of Legacy initially held by the Sponsor, has asserted or perfected any rights to adjustment or other anti-dilution protections with respect to any equity securities of Legacy (including the Sponsor Shares and the Sponsor Warrants) (whether in connection with the transactions contemplated by the Share Exchange Agreement or otherwise).

(c) The execution, delivery and performance by it of this Agreement and the consummation by the Sponsor of the transactions contemplated hereby do not: (i) conflict with or result in any breach of any provision of the certificate of formation or limited liability company agreement of the Sponsor, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Sponsor is a party or by which its properties or assets may be bound, (iii) violate any Order or Law of any governmental Authority applicable to the Sponsor or its Subsidiaries, or any of their respective properties or assets (including the Sponsor Shares and the Sponsor Warrants), as applicable, or (iv) result in the creation of any Lien (other than Liens pursuant to this Agreement or any other Additional Agreements to which it is subject or bound and transfer restrictions under applicable Law or under the certificate of incorporation or bylaws of Legacy) upon its assets (including the Sponsor Shares and the Sponsor Warrants), except in the case of clauses (ii), (iii) and (iv) above, for violations which would not reasonably be expected to materially impact, impair or delay or prevent the ability of the Sponsor to consummate the transactions contemplated by this Agreement or have a material adverse effect on the ability of the Sponsor to perform its obligations hereunder.

2. Sponsor Equity Reduction. The Sponsor hereby agrees that, immediately prior to the Closing, the Sponsor shall automatically be deemed to irrevocably assign and transfer to Legacy, as partial consideration for the Sponsor Deferred Shares, 3,500,000 shares of Class F Common Stock of Legacy (such shares, the “Equity Reduction Shares”) and that from and after such time, such Equity Reduction Shares shall be cancelled and no longer outstanding. The Sponsor hereby acknowledges and agrees (on behalf of itself and any transferee of Sponsor Shares) that pursuant to the Closing, the remaining Sponsor Shares shall be converted into, in the aggregate, 4,000,000 shares of Legacy Common Stock, unless otherwise agreed by the Parties. The Sponsor further acknowledges and agrees that the terms and conditions of the Sponsor Deferred Shares (including the restrictions on transfer of any such Sponsor Deferred Shares provided therein) are governed by Section 2.9 of the Share Exchange Agreement and the Sponsor acknowledges and agrees to be bound by such terms and conditions.

3. Covenants.

(a) Subject to the terms and conditions of this Agreement, the Sponsor hereby unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things, in each case, necessary, proper or advisable to consummate and make effective the transactions contemplated by Section 2 of this Agreement.

(b) From the date hereof until the earlier of the Closing and the termination of the Share Exchange Agreement in accordance with its terms, the Sponsor hereby unconditionally and irrevocably agrees that it shall not, without the prior written consent of Blue Valor, other than the transfer to any of Sponsor’s direct or indirect equityholders of any Sponsor Shares or Sponsor Warrants that are not Equity Reduction Shares, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any equity securities of Legacy or any securities convertible into, or exercisable, or exchangeable for, equity securities of Legacy owned by it, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any equity securities of Legacy or any securities convertible into, or exercisable, or exchangeable for, equity securities of Legacy owned by it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii).

(c) Prior to the Closing, the Sponsor may not acquire any equity securities in Legacy without the prior written consent of Blue Valor.

(d) Notwithstanding the terms of the Private Warrant Amendment and the consideration contemplated thereby, the Sponsor hereby unconditionally and irrevocably agrees, and agrees to take all commercially reasonable further action necessary to reflect, that (i) a minimum of 14,587,770 Purchaser Private Placement Warrants held by the Sponsor shall be exchanged solely for 0.11 Purchaser Common Shares per Sponsor Private Placement Warrant and may not be exchanged for cash, (ii) such Sponsor Private Placement Warrants shall have no powers (including voting powers), designations, preferences or rights except for the right to receive 0.11 Purchaser Common Shares per Sponsor Private Placement Warrant, and (iii) up to 2,912,230 Purchaser Private Placement Warrants that are currently allocated to and beneficially owned by certain institutional investors of the Sponsor (the “Allocated Warrants”) may, at the election of such institutional investors, be exchanged for (x) if, at the Closing, the aggregate gross Cash in the Trust Fund and the proceeds received by Purchaser under the Subscription Agreements equals at least $225,000,000, $1.00 in cash or (y) if, at the Closing, the aggregate gross Cash in the Trust Fund and the proceeds received by Purchaser under the Subscription Agreements is less than $225,000,000 million, $0.50 in cash (one-half of which shall be paid on or before the Closing) and 0.055 of a Purchaser Common Share. Notwithstanding the foregoing, if any of the Allocated Warrants ceases to be beneficially owned by such institutional investors of the Sponsor and become beneficially owned by the Sponsor (the “Reverted Warrants”), such Reverted Warrants shall treated in accordance with Sections 3(d)(i) and 3(d)(ii).

4. Termination. This Agreement shall terminate, and have no further force and effect, if the Share Exchange Agreement is terminated in accordance with its terms prior to the Closing.

5. Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

6. Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 6 shall be void.

7. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, all of the Parties hereto.

8. Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

10. Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

If to Legacy prior to the Closing:

Address: 1308 Race Street Suite 200 Cincinnati, Ohio 45202

Attention: Darryl McCall

Telephone: +1 (505) 820-0412

Email: darrylmccall@legacyacquisition.com

with a copy to:

DLA Piper

Address: 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450

Attention: Gerry Williams

Telephone: 1 (404) 736-7891

Email: Gerry.Williams@us.dlapiper.com

If to the Sponsor:

Address: 1308 Race Street, Suite 200, Cincinnati, Ohio 45202

Attention: Darryl McCall

Telephone: +1 (505) 820-0412

Email: darrylmccall@legacyacquisition.com

with a copy to:

DLA Piper

Address: 1201 West Peachtree Street, Suite 2800, Atlanta, Georgia 30309-3450

Attention: Gerry Williams

Telephone: 1 (404) 736-7891

Email: Gerry.Williams@us.dlapiper.com

If to Blue Valor or, following the Closing, Legacy:

Address: Bldg. C9-C, Universal Creative Park, 9, Jiuxianqiao North Rd.,

Chaoyang District, Beijing 100015, China

Attention: Xin Wang, Finance Department

Telephone: +86(10) 5647 8811

Email: wangxina@bluefocus.com

with copies to:

Greenberg Traurig LLP

Address: 200 Park Avenue, New York, New York 10166

Attention: Doron Lipshitz

Telephone: +1 (212) 801-3100

Email: lipshitzd@gtlaw.com

O’Melveny & Myers LLP

Address: Two Embarcadero Center, 27th Floor

San Francisco, California

Attention: Kurt Berney

Telephone: +1 (415) 984-8989

Email: kberney@omm.com

11. Entire Agreement. This Agreement, the Share Exchange Agreement and the Additional Agreements constitute the entire agreement among the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

LEGACY:

LEGACY ACQUISITION CORP.

By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Title:	Chairman and Chief Executive Officer

SPONSOR:

LEGACY ACQUISITION SPONSOR I LLC

By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Title:	Managing Member

BLUE VALOR:

BLUE VALOR LIMITED

By:	/s/ He Shen
Name:	He Shen
Title:	Authorized Signatory